THE SHARPER IMAGE ®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE
April 23, 2008

Sharper Image Corporation Announces Intent to Pursue Sale of the Company and its Assets

SAN FRANCISCO--April 23, 2008-- Sharper Image Corporation (the “Company”) (Ticker: SHRPQ.PK), announced today it has elected to pursue a sale of its business and assets pursuant to the provisions of the bankruptcy code and will solicit indications of interest from potential acquirers. Persons interested in acquiring all or part of the business or assets of the Company should contact Robert Del Genio at 212.813.1300. Any sale will be subject to approval of the bankruptcy court having jurisdiction of the Company’s chapter 11 case. The Company will pursue establishment of bid procedures and the conduct of an auction as soon as reasonably practicable. It is the Company’s intention to complete the sale process and seek approval of the sale by the bankruptcy court by the end of May 2008. Robert Conway, Chief Executive Officer of the Company, said that “given the present retail climate and specialty nature of the Company, as well as the limited financing available to the Company, a sale of its business and assets at this time will preserve values and yield the best recovery to the Company.”

About Sharper Image

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. The Company’s principal selling channels include Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Web site, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about the Company’s future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company’s actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2007 under “Risk Factors”. These risks include, among other factors, the success of its new business strategy, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, the success of its advertising efforts, changes in business and economic conditions, risks associated with its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

CONTACT: Sharper Image Corporation Tersh Barber, 415-445-6274 VP, Finance Conway Del Genio Gries & Co., LLC Robert Del Genio, 212-813-1300 Principal